Exhibit 99.1

BIOSOURCE BOARD UNANIMOUSLY REJECTS BIO-RAD OFFER

Camarillo, CA – April 11, 2005 — BioSource International, Inc. (Nasdaq: BIOI) today announced that its Board of Directors, in a special meeting held earlier today, voted unanimously to reject an unsolicited proposal from Bio-Rad Laboratories, Inc. (Amex: BIO and BIOB), dated April 6, 2005, to acquire all of BioSource’s outstanding shares at $8.50 per share in cash.  The Board of Directors, after consultation with its legal and financial advisors, concluded that the proposed price is significantly below BioSource’s inherent value.  A copy of BioSource’s letter to Bio-Rad regarding the Board of Directors’ determination is attached to this press release.

The BioSource Board of Directors also announced that BioSource has retained UBS Investment Bank to act as financial advisor and Weil, Gotshal & Manges to act as legal advisor, to assist the Company in evaluating strategic alternatives, including a possible sale of the Company.  In addition, the Company said that its 2005 annual meeting, presently scheduled for May 24, 2005, will be rescheduled to a future date.

About BioSource International, Inc.

BioSource International, Inc. is a broad-based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing and distribution of unique, biologically active reagent systems which facilitate, enable and accelerate pharmaceutical development and biomedical research. For more information, please visit the Company’s Web site at www.biosource.com.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. In addition, readers are urged to consider statements that include the terms “believes,” “belief,” “expects,” “plans,” “objectives,” “anticipates,” “intends,” “targets,” “projections,” or the like to be uncertain and forward looking. For these statements, we claim the safe harbor for “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.   Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, possible invalidity or infringement issues related to intellectual property or proprietary rights,  changes in customer buying patterns, one-time event, and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These factors should not be construed as exhaustive. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future event, or otherwise.

April 11, 2005

Norman Schwartz

President and Chief Executive Officer

Bio-Rad Laboratories, Inc.

1000 Alfred Nobel Drive
Hercules, CA 94547

Dear Mr. Schwartz:

Thank you for your letter of April 6, 2005.  While we appreciate Bio-Rad’s interest in BioSource, the BioSource directors believe that a cash price of $8.50 per share is significantly below BioSource’s inherent value.  Accordingly, they have directed me to inform you that BioSource has no interest in pursuing your proposal.

I and the other BioSource directors are dedicated to maximizing the value of our stockholders’ investment in BioSource.  We evaluate BioSource and its prospects on a regular basis and review the strategies that may be available to strengthen our Company and achieve the best possible financial results for our stockholders.  In fact, prior to your letter of April 6, 2005, the Board was already meeting with various financial advisors with a goal of evaluating potential strategic alternatives.  Our directors will pursue a strategic path we believe will best achieve these objectives for our stockholders.  The reason we have not responded positively to Bio-Rad’s past overtures is because your price indications have been grossly inadequate, as is the case with your current proposal.

BioSource has retained UBS Investment Bank to act as financial advisor to assist the Company in evaluating strategic alternatives, including a possible sale of the Company.  We have requested that UBS contact you to determine whether you wish to make any additional proposals that are consistent with our objectives outlined above.

Very truly yours

Jean-Pierre L. Conte
Chairman of the Board of Directors